EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors of
InFocus Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-82522, 333-15235, 333-53085, 333-41010, 333-41012 and 333-105800) on Forms S-8 of InFocus Corporation of our report dated March 12, 2007, with respect to the consolidated balance sheets of InFocus Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, and the related consolidated financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of InFocus Corporation.

Our report on the consolidated financial statements refers to InFocus Corporation’s adoption of the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment.

KPMG LLP

Portland, Oregon
March 12, 2007